Exhibit (a)(3)


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Deutsche Morgan Grenfell
31 West 52nd Street
New York, New York 10019

                        Offer to Purchase for Cash
                  All Outstanding Shares of Common Stock
        (including the Associated Preferred Stock Purchase Rights)
                                    of
                         ARV Assisted Living, Inc.
                                    at
                            $17.50 Net Per Share
                                    by
                                EMAC Corp.
                         a wholly owned subsidiary
                                    of
                           Emeritus Corporation

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 PM, NEW YORK CITY TIME,
      ON WEDNESDAY, JANUARY 21, 1998, UNLESS THE OFFER IS EXTENDED.
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                                                     December 19, 1997

To Brokers, Dealers, Commercial
      Banks, Trust Companies and Other Nominees:

               We have been appointed by EMAC Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Emeritus Corporation, a Washington Corporation, ("Emeritus") to act as Dealer Manager in connection with its offer to purchase all outstanding shares of Common Stock, no par value (the "Shares"), of ARV Assisted Living, Inc., a California corporation (the "Company"), together with the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of July 14, 1997, as amended, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, at a price of $17.50 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated December 19, 1997 (the "Offer to Purchase") and the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the "Offer").

               For your information and for forwarding to your clients for whom you hold Shares and Rights registered in your name or in the name of your nominee, we are enclosing the following documents:

               1. Offer to Purchase dated December 19, 1997;

               2. Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

               3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and Rights and all other required documents cannot be delivered to the Depositary by the Expiration
                  Date (as defined in the Offer to Purchase);

               4. A form of letter which may be sent to your clients for whose accounts you hold Shares or Rights registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

               5. Return envelope addressed to The Bank of New York, the
                  Depositary.

The Offer is conditioned upon, among other things, the satisfaction or, where applicable, waiver of the following conditions: (i) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) a number of Shares which, together with Shares owned by the Purchaser and its affiliates, will constitute at least a majority of the total number of outstanding Shares on a fully diluted basis (exclusive of any Shares issuable upon conversion of the Company's 6-3/4% Convertible Subordinated Notes due 2006) as of the date the Shares are accepted for payment by the Purchaser pursuant to the Offer, (ii) the Rights issued by the Company having been redeemed by the Board of Directors of the Company or the Purchaser being satisfied, in its discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (as defined in the Offer to Purchase), (iii) Emeritus and the Purchaser being satisfied, in their discretion, that the Purchaser has obtained financing upon terms satisfactory to them in an amount sufficient to consummate the Offer and the Proposed Merger (including the redemption or refinancing of all outstanding debt and payment of all fees and expenses), (iv) Emeritus and the Purchaser being satisfied, in their discretion, that the Board of Directors of the Company has approved and recommended or will approve and recommend a merger between the Company and the Purchaser and (v) the redemption of the Notes (as defined in the Offer to Purchase) having been rescinded.

               We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 11:59 PM, New York City time, Wednesday, January 21, 1998, unless the offer is extended.

               The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, as described in the Offer to Purchase) for soliciting tenders of Shares and Rights pursuant to the Offer. D.F. King & Co., Inc., the Information Agent, and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the federal securities laws. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

               In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and Rights, and any other required documents, should be sent to the Depositary by 11:59 PM New York City time, on January 21, 1998.

               Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                           Very truly yours,

                                           Deutsche Morgan Grenfell Inc.


               NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF EMAC CORP., EMERITUS CORPORATION, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.